Exhibit 99.2


                              FOR IMMEDIATE RELEASE

                          FRONTIERVISION HOLDINGS, L.P.
                     ANNOUNCES CONSUMATION OF EXCHANGE OFFER


DENVER, CO (BUSINESSWIRE) - December 19, 1997 -

FrontierVision Holdings, L.P. ("Holdings") and FrontierVision Holdings Capital Corporation (the "Issuers") announced that the Issuers' registered exchange offer of $237,650,000 aggregate original principal amount at maturity of the Issuers' 11-7/8% Senior Discount Notes due 2007 (CUSIP No. 35921QAB0) (the "Exchange Notes") for $237,650,000 aggregate original principal amount at maturity of the Issuers' 11-7/8% Senior Discount Notes due 2007 (CUSIP Nos. 35921QAA2 and U31511AA3) (the "Old Notes") expired at 5:00 p.m. EST on Friday, December 12, 1997 in accordance with its terms, and that the Issuers accepted the tender of all $237,560,000 aggregate original principal amount at maturity of Old Notes which were tendered. The Issuers have instructed the trustee with respect to the 11-7/8% Senior Discount Notes due 2007, U.S. Bank National Association (d/b/a Colorado National Bank), to prepare and authenticate
$237,560,000 in aggregate original principal amount at maturity of Exchange Notes. The remaining $90,000 aggregate original principal amount at maturity of the Old Notes which were not tendered in the registered exchange offer shall continue to be represented by the untendered and unregistered 11-7/8% Senior Discount Notes due 2007 (CUSIP No. U31511AA3).


FrontierVision Operating Partners, L.P., a wholly-owned subsidiary of Holdings, one of the 20 largest multiple cable system operators in the United States, serves more than 560,000, primarily in Ohio, Kentucky and Maine.


INVESTOR CONTACT: James W. McHose, Vice President and Treasurer   (303) 757-1588
                  Email:  InvestorRel@FVP.com